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July 30, 1999


Board of Trustees
Rome Savings Bank
c/o David Nolan
Treasurer/Chief Financial Officer
100 On the Mall
Rome, New York  13442-0311

RE:  Rome Savings Bank
     Mutual Holding Company Formation and Stock Issuance
     State & Local Tax Considerations

Dear Members of the Board:

We have been requested by Rome Savings Bank, a New York State chartered mutual savings bank ("Bank"), Rome, MHC, a New York chartered mutual holding company ("MHC") and Rome Bancorp, Inc. a Delaware corporation ("Company") to express our opinion concerning certain New York State income tax consequences relating to the proposed Amended and Restated Plan of Reorganization adopted by the board of trustees of the Bank on January 22, 1999 ("Plan of Reorganization") and amended on May 26, 1999. Under the Plan of Reorganization, (i) Bank will convert from a New York chartered mutual savings bank into a New York chartered stock savings bank ("Stock Bank") and will become a wholly-owned subsidiary of Company and
(ii) the Company will become the majority owned subsidiary of MHC as of the closing date of the transaction.

Our opinion is limited to the New York State income tax consequences of the transaction. Any other state tax considerations that may result from the transaction are outside the scope of this opinion.

In connection therewith, we are relying on the facts and conclusions reached in the attached Federal tax opinion ("Federal Opinion") rendered by the Bank's special counsel, Thacher, Proffitt and Wood on July 27, 1999.
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Page 2
Board of Trustees
Rome Savings Bank
c/o David Nolan
Treasurer/Chief Financial Officer
July 30, 1999

                                   Background
                                   ----------

As outlined in the attached Federal Opinion, it is intended that at the conclusion of the Plan of Reorganization the Bank will be a wholly owned subsidiary of the Company of which at least 51% will be owned by the MHC and up to 49% will be offered in a Subscription Offering and, if applicable, in a Community Offering (as defined in the Plan of Reorganization).

The Bank currently files a consolidated federal income tax return and a combined New York State banking corporation franchise tax return with its wholly owned subsidiaries on a calendar year basis (i.e., January 1st through December 31st).

                                   Discussion
                                   ----------

Banking Corporation Franchise Tax
---------------------------------

Treatment of Reorganization

For purposes of Article 32 of the New York State Tax Law ("NYTL"), Section 1453(a) provides that entire net income means total income from all sources which shall be the same as the entire taxable income (but not alternative minimum taxable income) which the taxpayer is required to report to the United States Treasury Department, subject to the modifications and adjustments hereinafter provided. NYTL Sections 1453(b) through (k) and NYS Tax Regulations Sections 18-2.3, 18-2.4, and 18-2.5 thereunder, provide for the modifications or adjustments required by NYTL Section 1453(a). There is no modification or adjustment applicable to a transaction where, for Federal income tax purposes, the transaction constitutes a tax free exchange within the meaning of IRC
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Board of Trustees
Rome Savings Bank
c/o David Nolan
Treasurer/Chief Financial Officer
July 30, 1999



Sections 351 and 368(a)(1)(F). The Reorganization should be tax-free for federal income tax purposes under IRC Sections 351 and 368(a)(1)(F). Therefore, for purposes of NYTL Section 1453, the Reorganization transaction should be treated the same as it is for Federal income tax purposes (i.e. tax-free for purposes of Article 32 of NYTL).

No Combination After Reorganization

Pursuant to NYS Tax Regulations Sections 21-2.2 and 21-2.3, a bank holding company which is exercising its corporate franchise or doing business in New York State in a corporate or organized capacity, is or may be required to file a return on a combined basis with the following corporations (all of which are NYS taxpayers, i.e., are subject to NYTL Article 32):

Corporations required to file a combined return:

 . any banking corporation or bank holding company which owns or controls, directly or indirectly, 80 percent or more if its voting stock, and

 . any banking corporation or bank holding company in which it owns or controls, directly, or indirectly, 80 percent or more of its voting stock.

Corporations permitted or required to file a combined return (at the discretion of the Tax commissioner):
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Board of Trustees
Rome Savings Bank
c/o David Nolan
Treasurer/Chief Financial Officer
July 30, 1999


 . any banking corporation or bank holding company which owns or controls, directly or indirectly, 65 percent or more if its voting stock, and

 . any banking corporation or bank holding company in which it owns or controls, directly or indirectly, 65 percent or more of the voting stock.

The Plan of Reorganization provides that the public offering of the Company is intended to sell up to 49 percent of the outstanding shares of the Company to purchasers other than MHC. Should, in fact, the public offering exceed 35 percent, the above criteria would not be satisfied and MHC should be ineligible to file a combined NYS banking corporation franchise tax return with the Company. The Company and Stock Bank should meet the 80% control requirement and should have New York State nexus. Therefore, the Company and the Stock Bank should be required to file a combined New York State return. MHC should also have New York state news and should be required to file a separate New York state banking corporation franchise tax return.

Personal Income Tax
-------------------

The beneficial ownership interest of the Bank is held by its depositors by reason of their right to their respective deposit accounts and interest on those accounts. After the Plan of Reorganization, each holder of a deposit account in the Bank immediately preceding the reorganization will continue as an account holder in the Stock Bank after the reorganization. The reorganization will not affect the deposit balance, interest rate, and other terms of such accounts. Therefore the deposit account holders will not recognize gain or loss for federal income tax purposes with respect to the deposit accounts as a result of the Plan of Reorganization.
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Board of Trustees
Rome Savings Bank
c/o David Nolan
Treasurer/Chief Financial Officer
July 30, 1999

Section 611(a) of Article 22 of the Tax Law provides: "[t]he New York taxable income of a resident individual is his New York adjusted gross income less his New York deductions and New York exemptions, as determined under this part."

Section 612(a) of the Tax Law provides: "[t]he New York adjusted gross income of a resident individual means his Federal adjusted gross income as defined in the laws of the United States Internal Revenue Code for the taxable year, with certain modifications as specified in section 612." Section 612 of the Tax Law does not contain any modification that affects the shareholders or stockholders of the banks or corporations that are each a party to a transaction, that for Federal income tax purposes constitutes a tax-free transaction pursuant to
Section 351(a) or 368(a) of the Internal Revenue Code.

The transactions contemplated by the Plan of Reorganization constitute tax-free transactions pursuant to Section 351(a) and 368(a) therefore the depositors as parties to the Plan of Reorganization should not recognize any Federal taxable income with respect to their deposit accounts. Accordingly, the depositors will not recognize any New York State taxable income for purposes of the NYS Personal Income Tax with respect to their deposit accounts as a result of the transactions contemplated by the Plan of Reorganization.

                                    Opinion
                                    -------

Scope of the Opinion

You have submitted for our consideration certain facts relating to the MHC formation and stock issuance as set-forth above and the Plan of Reorganization. Our opinions are based upon the facts set forth in this letter and the Federal Opinion and assumes that the
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Page 6
Board of Trustees
Rome Savings Bank
c/o David Nolan
Treasurer/Chief Financial Officer
July 30, 1999

Federal Opinion concerning certain Federal income tax matters relating to the Plan of Reorganization will represent the probable outcome. If any fact or representation contained herein is not entirely complete or accurate, it is imperative that you inform us immediately in writing because the incompleteness or inaccuracy could cause us to change our opinion.

This opinion is rendered only with respect to the holdings set forth herein and KPMG expresses no opinion with respect to any other legal, Federal, state or local tax aspect of these transactions. No inference should be drawn regarding any matter not specifically opined upon.

In rendering our opinion, we are relying upon the attached Federal Opinion, the relevant provisions of the Internal Revenue Code, NYTL, as well as all regulations promulgated thereunder and judicial and administrative interpretations thereof, all of which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions prospectively and/or retroactively. Any such changes could also have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion in the event of such change.

This opinion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. However, KPMG believes that there is sufficient authority to support the opinion expressed herein.

Furthermore, the conclusions contained herein regarding NYS taxes could change if the Federal law on which such conclusions are premised were to change since a taxpayer's "entire net income" for purposes of the NYS banking corporation tax law is, with
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Page 7
Board of Trustees
Rome Savings Bank
c/o David Nolan
Treasurer/Chief Financial Officer
July 30, 1999


modifications not relevant here, the same as Federal taxable income; and the base for taxation under the NYS Personal Income Tax is, with modifications not relevant here, the same as Federal adjusted gross income.

Subject to the above, we opine as follows:

        1. For purposes of the NYS Franchise Tax on Banking Corporations, the Plan of Reorganization should constitute a tax free transaction for such purposes.

        2. For purposes of the NYS Personal Income Tax, no taxable income should be realized by eligible account holders and new stockholders of Stock Bank.

        3. For purposes of the NYS Personal Income Tax, the basis of the deposit accounts in the Stock Bank to be received by the deposit account holders should be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor.

Very truly yours,

/s/ KPMG LLP

KPMG LLP